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                                                                   Exhibit 10.19


                               AGREEMENT OF SALE


         This is an Agreement of Sale dated as of this 20th day of May, 1993. It is made between:

                   MORRISTOWN-CHESTER PLAZA ASSOCIATES, L.P.,
                       A NEW JERSEY LIMITED PARTNERSHIP,
                   HAVING AN ADDRESS C/O MR. MICHAEL MILLER,
                              J.D. BRANMAUR, INC.
                                 1776 BROADWAY
                           NEW YORK, NEW YORK  10019

                                   ("SELLER")

                                      and

                           CHESTER PLAZA SHOPS, INC.,
                            A DELAWARE CORPORATION,
                              HAVING AN ADDRESS AT
                                733 THIRD AVENUE
                           NEW YORK, NEW YORK  10017

                                   ("BUYER")



                                  WITNESSETH:

RECITALS:

         A. Seller is the owner of the lands and improvements located on the east side of New Jersey State Route 206, one block south of its intersection with New Jersey State Route 24, Chester, New Jersey commonly known as the Chester Springs Shopping Center (the "SHOPPING CENTER"). The Shopping Center consists of approximately 18 acres of land and approximately 213,000 rentable square feet of store space. Seller is also the owner of an unimproved parcel of land of approximately one (1) acre adjacent to the Shopping Center and bordering on Maple Avenue (the "PROPOSED OFFICE SITE"). A metes and bounds description of the lands constituting both the Shopping Center and the Proposed Office Site is annexed hereto as Schedule "A".

         B. Seller desires to sell the Shopping Center and the Proposed Office Site and Buyer desires to purchase it. However, this Agreement contains provisions for an "INSPECTION PERIOD" (as hereinafter defined) during which Buyer may investigate the "PROPERTY" (as hereinafter defined) and make a determination whether it desires to proceed with the purchase.

         C. This Agreement contains provisions with respect to the Seller's obtaining the approval hereof from at least fifty one (51%) percent in interest of its limited partners (the "LIMITED PARTNERS' APPROVAL").


         NOW THEREFORE, in consideration of the respective promises of the parties contained herein, it is agreed as follows:

         1.      Sale and Purchase of Property

                 Seller agrees to sell, and Buyer agrees to buy, subject to the terms and conditions in this Agreement, the following real and personal property (hereinafter collectively referred to as the "PROPERTY").





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                 (a)      All those certain lots, tracts or parcels of land and
premises described in Schedule "A" annexed hereto, together with all of the buildings and improvements thereon, and together with (i) all right, title, estate and interest of Seller, if any, in and to strips, gores, easements, rights of way, privileges, appurtenances, and rights to the same belonging to and inuring to the benefit of the Property and (ii) all right, title and interest, if any, of Seller in and to (A) any land lying in the bed of any street, road or avenue opened or proposed in front of or adjoining the Property, (B) any award or payment made, or to be made, (x) for any taking in condemnation, eminent domain or agreement in lieu thereof of land adjoining the Property, (y) for damage to the Property or any part thereof by reason of change of grade or closing of any such interest, road, highway or avenue, and
(z) for any taking in condemnation or eminent domain of any part of the Property, and (C) to the extent assignable without consent or costs, all licenses, franchises, permits and contracts relating to the Property.

                 (b) All furniture, fixtures, equipment and other items of personal property owned by Seller, if any, which are (i) located on the Property as of the date hereof and used in connection with the operation thereof, including, without limitation, carpeting, plumbing, air-conditioning and heating fixtures and units of every kind and description, machinery, meters, dynamos, boilers, repair parts, maintenance equipment, and landscaping equipment, tools, vehicles, and tractors and expendable supplies, drawings, surveys, books, papers and records relating to the Property, or (ii) attached to or appurtenant to the Property or used in connection with the operation of the Property and all supplies, fixtures and personal property purchased by Seller for the Property between the date hereof and the Closing Date (collectively, the "PERSONAL PROPERTY").

                 (c) All of Seller's right, title and interest, if any, as Landlord with respect to the leases of space in the Property existing as of the Closing Date (the "LEASES").


                 (d) All of Seller's right, title and interest, if any, in and to (A) the trade name "CHESTER SPRINGS SHOPPING CENTER" as well as any other trade name used in connection with the Property and any derivation thereof, (B) all "SERVICE AGREEMENTS" (as hereinafter defined), (C) all assignable warranties, guaranties, licenses, franchise permits and contracts,
(D) all certificates of occupancy and other licenses and permits regarding the use, occupancy and/or development of the Property and (E) all claims and/or causes of action relating to the enforcement of any warranties and guaranties in connection with the Property, all without representation or warranty, except as otherwise set forth in this Agreement.


         2.      Buyer's Inspection Period

                 2.1      The Inspection Period and Buyer's Activities

                          (a)     Buyer shall have a period of time (the
"INSPECTION PERIOD") in which to do the acts listed below. The Inspection Period shall commence on the "EFFECTIVE DATE" (as such term is defined in paragraph 3.3 hereof) and shall continue for sixty (60) days thereafter, provided however, that Buyer shall have the right, in its sole discretion upon notice to Seller, to extend the Inspection Period for two (2) additional periods of thirty (30) days each.





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                          (b)     During the Inspection Period the Buyer, and
its authorized agents, shall have the right to do the following, all at the Buyer's sole cost and expense:

                                  (i)      examine and copy (at Buyer's
expense) the books, records and accounts of Seller for the purposes of verifying the income and expenses of the Property and information about the Leases and the tenants, provided however, that Buyer agrees to keep such information confidential except as may be required by law;

                                  (ii)     make such physical examinations and
inspections of the Property and all permits and approvals affecting the Property, including environmental investigations, as Buyer may desire; provided, however, that Buyer agrees not to unreasonably interfere with the operations on the Property as a result of its inspections, except with the consent of Seller (which shall not be unreasonably withheld) and to indemnify and hold harmless the Seller from any claims or damages resulting from Buyer's inspections or entry upon the Property, which undertakings by Buyer shall survive (i) the termination or cancellation of this Agreement or (ii) the Closing; and

                                  (iii) perform such other investigations as
Buyer may desire.

                          (c)     The Inspection Period shall expire at 11:59
p.m. at the prevailing time in New Jersey on the last day of the Inspection Period. Buyer shall have the right to terminate this Agreement by the giving of written notice (a "TERMINATION NOTICE") to Seller at any time prior to the expiration of the Inspection Period, stating that Buyer, in its sole and absolute discretion, is not satisfied as to the results of its investigations and desires to terminate this Agreement. In case of such termination, neither party shall have any further liability to the other, except as expressly set forth herein, and except that Seller shall reimburse Buyer for the legal fees incurred by Buyer in connection with the preparation and negotiation of this Agreement as well as during the Inspection Period up to a maximum amount of $20,000.00 (the "REIMBURSEMENT AMOUNT"). If Buyer should terminate this Agreement in accordance with the provisions of this paragraph 2.1, Buyer shall, upon request by Seller and at Seller's cost, provide Seller with copies of any reports prepared for Buyer by independent third parties.

         2.2     Access for Buyer

                 (a) In conjunction therewith, throughout the Inspection Period, upon at least 24 hours' prior notice, Seller shall give Buyer and its employees, agents, engineers, architects and other representatives, as well as any governmental officials requested by Buyer, on business days, full access to the accounts, records and documents of the Seller relating to the Property described in Paragraph 2.2(b) hereof and to the Property during normal business hours, and in the case of access to space leased to any tenant, subject to the rights of such tenant under its lease and to such tenant's requirements that the notice be greater than 24 hours. Access to governmental officials shall not include access to Seller's books, records, documents and accounts. Furthermore, Buyer and/or its representatives shall, if requested by Seller, be accompanied by a representative of Seller upon all physical, structural, mechanical, electrical and environmental investigations and inspections and Buyer and/or its representatives shall promptly upon completion of any inspection repair any damage caused by such inspection at Buyer's expense in a timely manner. The obligations of Buyer to so repair any damage shall survive the termination of this Agreement.





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                 (b)      Seller shall make available to Buyer at the office of
Seller or at the office of its managing agent on the Property (provided such information described hereinafter shall be assembled in only one of the two places for Buyer's examination and/or copying at Buyer's cost) all information including but not limited to all correspondence, permits, approvals, all reports of any governmental agency and all reports of any consultants concerning the Property and/or the operation thereof which Buyer reasonably requests and is in the possession or custody of Seller, its agents or its managing agent. In addition to the foregoing, if requested by Buyer, Seller shall provide Buyer with true copies of operating statements for the Property for the last three years and any and all correspondence, governmental orders, notices and/or violation reports, consultant reports, plans and specifications regarding the sewage treatment plant at the Property and the "EXPANSION" (as such term is hereinafter defined) which is in the possession or custody of Seller, its agents or its managing agent. With respect to items in the possession of Seller's agents (but for this purpose not including the managing agent), Seller shall only be required to use all reasonable efforts to cause such agents to provide the requested items.

         2.3 Liability of Seller in Certain Instances for Buyer's Third Party Expenses

                 To the extent that Buyer incurs third party costs and expenses, such as engineering fees, title insurance charges, attorneys' fee (including attorneys' fees in the negotiation and execution of this Agreement), and the like (as distinguished from internal costs, expenses and overhead of Buyer or any related entity) in conducting studies and investigations during the Investigation Period, Seller shall pay and reimburse Buyer for such costs and expenses up to the Reimbursement Amount in case of willful default by Seller.

         2.4 Seller's Furnishing of Materials to Buyer During the Inspection Period; Return Thereof After

                 Seller agrees to deliver to Buyer, at Buyer's cost, immediately after the Effective Date, copies of all architectural and engineering studies, surveys, soil borings and other data concerning the Property in Seller's possession or custody or that of its managing agent; and, if Buyer shall serve a Termination Notice, Buyer shall return the same to Seller, provided Seller reimburses Buyer for any amounts paid by Seller for copying.

         3. Limited Partners' Approval Contingency; Effective Date of this Contract

                 3.1      The Approvals from Limited Partners

                          Forthwith after the date of this Contract, Seller
shall send to each of its Limited Partners a written request for a written approval of the transactions contemplated hereby.

                 3.2      The Approvals Period: Consequences of
                          Failure to Obtain the Approvals

                          (a)     Seller hereby covenants and agrees to use all
reasonable efforts in good faith effort to obtain the Limited Partners' Approval as soon as possible.





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                          (b)     If by the expiration of ten (10) business
days from the date hereof (the "APPROVAL PERIOD"), Seller has not given Buyer a written notice (an "APPROVAL NOTICE") advising Buyer that Seller has received written Limited Partners' Approvals from the holders of at least fifty one (51%) percent in interest of the Limited Partners, then this Agreement shall automatically terminate unless the parties enter into a written extension of the Approval Period.

                          (c)     If Seller shall have complied with the
provisions of paragraph 3.2(a) above but the Limited Partners' Approval is not obtained, neither party shall have any further liability to the other, except as expressly set forth herein, and except that Seller shall reimburse Buyer the Reimbursement Amount.

                 3.3      Effective Date of the Contract

                          The "EFFECTIVE DATE" of this Contract shall be the
date Buyer actually receives the Approval Notice.

                 4.       Closing

                 4.1      The Closing; Closing Date and Place of Closing

                          (a)     Subject to satisfaction and fulfillment of
conditions precedent provided for herein, closing of title (the "CLOSING") shall take place after the Buyer has allowed the Inspection Period to elapse without serving a Termination Notice. The Closing shall take place on the date (the "CLOSING DATE") which is the later of (i) thirty (30) days after the expiration of the Inspection Period (as the same may be extended by agreement of the parties) or (ii) thirty (30) days after the date on which Seller has obtained the "LETTER OF NON-APPLICABILITY" or the De Minimus Quantity Exception(as such terms are described in paragraph 27.1 hereof), subject to the provisions of the last sentence of paragraph 27.2(a) hereof. If prior to the expiration of the Inspection Period, Buyer shall send to Seller written notice that Buyer waives the right to send a Termination Notice, then the date of such written notice shall be deemed to be the last day of the Inspection Period for the purpose of this subparagraph 4.1(a).

                          (b)     Closing shall take place on the Closing Date
and shall be held at the offices of Buyer's attorneys, Dreyer and Traub, in New York, New York, or such other location as the parties may agree upon.

                 4.2      Entry and Possession, etc.

                          Upon the Closing, Buyer may enter upon the Property
and from thence take to itself the rents, issues and profits, subject to the provisions of this Agreement dealing with apportionments and adjustments.

                 5. Purchase Price; Allocation of Purchase Price and Manner of Payment

                 5.1      Purchase Price

                          The total purchase price to be paid by Buyer shall be
$19,300,000.00 payable as more particularly set forth herein.





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                 5.2      Deposit


                          (a)     Unless this Contract has been terminated
pursuant to the terms and conditions herein, Buyer shall make a deposit (the "DEPOSIT") of Nineteen Thousand Three Hundred ($19,300.00) Dollars within seven
(7) days after the expiration of the Inspection Period.

                          (b)     The Deposit shall be held in escrow by the
Escrow Agent in accordance with the further provisions of this Agreement until this Agreement is closed or is terminated in accordance with its terms.


                          (c)     Failure by Buyer to make the required
Deposit, or the nonpayment in due course of any check tendered as the Deposit, shall be a default, entitling Seller to cancel this Agreement.

                 5.3      Payment of Deposits and Balance of
                          the Purchase Price at Closing

                          At the Closing, the Deposit shall be released to
Seller and Buyer shall, subject to the provisions of this Agreement dealing with apportionments and adjustments, pay to Seller, or order, the sum of Nineteen Million Two Hundred Eighty Thousand Seven Hundred ($19,280,700) Dollars, by wire transfer of federal funds or by bank and/or certified check, except to the extent that Seller agrees to another mode of payment.

                 6.       Tenancies, Present and Arising Before Closing

                 6.1      Vacant Space and Present Tenancies, Etc.

                          Seller makes the following warranties and
representations as of the date hereof:

                          (a)     Schedule "C" annexed hereto (the "CURRENT
RENT ROLL") lists all vacant space and all Leases and amendments thereto affecting the Property (the "LEASES") and accurately sets forth for each tenant:

                                  (i)      the name of the tenant;
                                  (ii)     designation of the demised premises;
                                  (iii)    expiration date of the current term;
                                  (iv)     fixed rent applicable to current
                                           term;
                                  (v)      date of increases in fixed rent and
                                           amount thereof;
                                  (vi)     security deposit actually held by
                                           landlord;
                                  (vii)    Monthly amounts currently billed by
                                           Seller on account of tenant's
                                           "proportionate share" of taxes,
                                           common area operating expenses,
                                           etc.; and
                                  (viii)   arrearages in rent and/or other
                                           charges.

                          (b)     Upon execution of this Agreement by Buyer and
Seller, Seller agrees to provide Buyer with copies of all Leases and access to the original Lease Documents in the possession or custody of Seller or its managing agent for inspection by Buyer and/or its agents, attorney's or representatives.





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                          (c)     Except as set forth in an addendum to
Schedule "C" annexed hereto, to the best of Seller's knowledge, all of the tenants under the Leases are in occupancy of the space set forth opposite their respective names, and no tenant has, to Seller's best knowledge, subleased any of its space or assigned its Lease.

                          (d)     All of the Leases are in full force and
effect; and, except as may be provided by law, no Lease or other instrument in writing signed by Seller gives any tenant the right to renew or extend the existing Lease, except as may be indicated in such Lease.

                          (e)     There are no brokerage or other leasing
commissions payable either before or after the Closing with respect to any existing Leases or renewals of same or increases or other changes in space. During Seller's ownership of the Property, Seller utilized the services of only the following leasing brokers and none other: Hamil Realty (collectively, the "LEASING BROKERS").

                          (f)     Except as may be set forth on Schedule "E"
annexed hereto, no tenant has asserted any claim of which Seller has written notice which would adversely affect the right of the landlord to collect rent from such tenant; and no written notice of default or breach on the part of landlord under any of the tenant leases has been received by Seller from the tenant thereunder.

                          (g)     Except as set forth on Schedule "E" annexed
hereto, Seller has no written notice of (i) the intention of any present tenant of the Property to vacate its space in the Shopping Center prior to the expiration of the current term of its Lease; (ii) any right of offset against rent claimed by any tenant; or (iii) any assertion by any tenant of rights to improvements not made or options not disclosed in any schedule to this Agreement.

                          (h)     To the best of Seller's actual knowledge, the
Seller has not acted, or failed to act, in such a manner so as to void or materially violate its Lease with any tenant.

                          (i)     To the best of Seller's actual knowledge,
Seller has not modified, amended or supplemented any Lease so as to relieve any guarantor or surety from the obligations or responsibilities of such person or entity as guarantor of, or surety with respect to, the obligations of the tenant under the Lease.

                          (j)     Except as set forth on Schedule "B" annexed
hereto, there exists no agreement or understanding under which the Seller or any affiliated party has assumed any of a tenant's responsibility or obligation under a Lease; and Seller has made no arrangements with any tenant covering free rent, partial rent, rebate of rent or other type of rental concession with respect to the Property.

                          (k)     Seller has not, directly or indirectly, made
any loans to any tenant or guaranteed any loans to any tenant.

                          (l)     Except as set forth on Schedule "E" annexed
hereto, neither the Seller (nor any affiliate or agent) has received written notice that any tenant disputes the computation of any rents, additional rents, occupancy costs or other sums payable pursuant to its Lease or claims a breach of any covenant, representation or warranty made by the Seller (or any affiliate or agent) in such tenant's Lease.





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                          (m)     The amendment to lease with respect to
Shop-Rite, a true, correct and complete copy of which is annexed hereto as Schedule "I" has been fully executed and delivered, is in full force and effect and Seller has not received any written notice from Shop-Rite asserting otherwise.

                 6.2      Leasing Between Contract and Closing.

                          Between the date hereof and Closing, Seller shall not
rent any now vacant space or extend the term or any existing Lease without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed. Nothing in this paragraph shall be deemed to modify, amend or abrogate the terms and provisions of the "WRAP MORTGAGE" (as such term is defined in paragraph 28 hereof) or any rights of the holder the Wrap Mortgage.

                 6.3 Conditions Precedent Concerning Tenancies; Buyer's Obligation To Close

                          (a)     The Buyer's obligation to close and take
title to the Property is subject to the satisfaction and fulfillment of the following conditions precedent with respect to tenancies at the Property as of the Closing Date:

                          (1)     Shop-Rite, Channel, R.J. Mars, Burger King
and Super X Drugs (the "MAJOR TENANTS") are observing or performing all of the material obligations of their respective Leases; including, but not limited to, the obligations to pay base rent, percentage rent, additional rent and common area operating, maintenance or similar charges as required by the terms of their respective Leases; and,

                          (2)     All Major Tenants remain in occupancy at
their demised premises and are continuing to operate their respective business in the ordinary course of business; and,

                          (3)     None of the Major Tenants is the subject of
any pending or imminent bankruptcy proceeding; and,

                          (4)     Tenants at the Property in occupancy as of
the date hereof other than the Major Tenants (the "SATELLITE TENANTS"), accounting for gross operating income to Seller equal to, or greater than, ninety percent (90%) of the total gross operating income of the Property (including base rent, percentage rent, additional rent and common area operating, maintenance or similar charges) received or derived by Seller from the Leases with such Satellite Tenants as of the date of this Agreement (the "TOTAL GROSS SATELLITE OPERATING INCOME"): (A) are observing or performing all of the material obligations under their respective Leases including, but not limited to, the obligations to pay base rent, percentage rent, additional rent and common area operating, maintenance and/or similar charges as required by their respective Leases; and/or (B) have not vacated their respective demised premises (the "SATELLITE TENANCY INCOME TEST") provided, however, that for purposes of this subparagraph (4) any income received or derived by Seller from
(a) the lease of space to Linens N' Things, (b) the lease of space to the cinema at the Property and (c) any space at the Property which is vacant as of the date hereof shall not be included in the calculation of Total Gross Satellite Operating Income or towards the satisfaction and fulfillment of the Satellite Tenancy Income Test.





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                 6.4      Acceptance of Title Subject to Tenant Defaults

                          Subject to the provisions of Paragraph 6.3, Buyer
shall take title subject to any default by the tenants under the Leases now existing or arising or accruing after the date hereof.

         7.      Certain Warranties and Representations of Seller

                 Seller makes the following covenants, warranties, and representations, which are true and correct as of the date of this Agreement, and which shall survive the Closing as set forth in Paragraph 21 hereof. It is a condition precedent of Buyer's obligation to close the within purchase that all of the Seller's warranties and representations made in this paragraph 7 and elsewhere in this Agreement remain true in all material respects as of the Closing Date and that Seller has in all material respects duly performed or complied with all of Seller's obligations to be performed or complied with under this Agreement:

                 7.1      Ownership and Authority

                          (a)     Seller is the legal and equitable owner of
the Property. The general partners of Seller are Michael Miller and Real Estate Equities Corp., a New York corporation.

                          (b)     There are no existing contracts of sale,
options to purchase, or rights of first refusal to purchase with respect to all or any portion of the Property therein made by Seller; and Seller shall not hereafter grant any such rights in and to the Property.

                          (c)     The consent of at least the holders of a
majority of Seller's Limited Partner interests is required to approve the transactions contemplated by this Agreement.

                 7.2      No Litigation, Claims, Etc.

                          Except as may be set forth on Schedule "F" annexed
hereto, to the best of Seller's actual knowledge there are no pending, or threatened (as evidenced by written demand or notice), litigations, claims, condemnations or sales in lieu thereof, with respect to the Property. Pending or threatened litigation or claims covered by insurance are so designated on Schedule "F".

                 7.3      Supplying of Services to Tenants

                          Seller has received no written notice from a tenant
of any failure of Seller to supply any service required to be supplied to any of the tenants.

                 7.4      Real Estate Tax Appeals

                          There are no pending proceedings appealing the real
estate taxes on the Property.

                 7.5      Service, Maintenance or Supply Agreements

                          (a)     There are no service, equipment, supply
security, maintenance, concession or other agreements with respect to or affecting the Property, except the agreements listed in Schedule "G" annexed hereto (all such agreements herein collectively called "SERVICE AGREEMENTS").

                          (b)     To the best of Seller's actual knowledge,
neither Seller nor the other party to any of the Service Agreements is in material default thereunder; and,





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no event or omission has occurred which with the giving of notice or lapse of time, or both, would constitute a material default or breach under the Service Agreements.

                          (c)     Except as to Service Agreements which cannot
be terminated prior to the Closing Date or as to a Service Agreement which is assignable and which Buyer desires to have assigned to it, Service Agreements shall be terminated one day prior to the Closing Date, unless Buyer gives Seller a written instruction to the contrary.

                          (d)     Annexed hereto as Schedule "G" are copies of
the written Service Agreements; and, as to oral agreements, Schedule "G" contains the material terms thereof.

                 7.6      Environmental Matters

                          (a)     The term "HAZARDOUS MATERIALS" as used herein
includes, without limitation, gasoline, petroleum products, explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, polychlorinated biphenyls or related or similar materials, asbestos or any material containing asbestos, or any other substance or material as may be defined as a hazardous or toxic substance by any Federal, state or local environmental law, ordinance, rule or regulation, including without limitation, the New Jersey Spill Compensation and Control Act (N.J.S.A. 58:10 - 23.11 et seq.), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et seq.); the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq); the Resource Conservation Act, as amended (42 U.S.C. Sections 1251 et seq.); the Clean Air Act (42 U.S.C. Sections 7401, et seq.) and in the regulations adopted and publications promulgated pursuant thereto.

                          (b)     To the best of Seller's knowledge and belief,
(i) the Property is not now, and has never been used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce, process or in any manner deal with, Hazardous Materials in violation of any Environmental Law, except for the operation of the sewage treatment plan; (ii) Seller has no knowledge that Hazardous Materials have ever been installed, placed or in any manner dealt with on the Property in violation of any Environmental Law except for the operation of the sewage treatment plan; and (iii) no owner of the Property or any tenant, subtenant, occupant, prior tenant, prior subtenant, prior occupant or person (collectively, "OCCUPANT") has received any notice or advice from any governmental agency or any Occupant with regard to Hazardous Materials on, from or affecting the Property. Buyer understands and acknowledges that Seller has not performed any independent investigation with regard to the matters set forth in this subparagraph 7.6(b) to the extent the same relates to parties other than Seller.

                          (c)     To the best of Seller's actual knowledge,
there are no "wetlands" affecting the Shopping Center. To the best of its knowledge, Seller has received a so-called "letter of interpretation" from the NJDEPE or other applicable governmental authority with regard to the Proposed Office Site, but has not received a similar letter with regard to any other portion of the Property. If the same has been issued, Seller shall provide Buyer with a copy of such "letter of interpretation" promptly following the date hereof.





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                 7.7      Violations

                          (a)     Except (i) as set forth on Schedule "D"
annexed hereto (the "EXISTING VIOLATION") and (ii) with respect to the "ACO" (as such term is hereinafter defined), Seller has not received any written notice of any alleged violation of any fire, zoning, building or health laws, regulations or rulings, whether federal, state or local, or any other alleged violations of law which affect the Property and which violations have not been corrected, cured or remedied by Seller to the satisfaction of the applicable governmental authority. Seller shall pay the amount of the Existing Violation and cause the same to be discharged prior to Closing. All notes or notices of violations of law or governmental ordinances, orders or requirements about which Seller receives written notice subsequent to the date of this Agreement but prior to the Closing Date from any governmental authority having jurisdiction as to conditions affecting the Property (the foregoing being together called "VIOLATIONS"), shall be obligations of the Seller to comply with, discharge, remove or cause to be removed, subject to the further provisions of this paragraph. Seller shall have no obligation to cure any Violations if the amount required to be spent to comply with, discharge or remove Violations which Seller may be otherwise required to remove hereunder shall exceed, in the aggregate, the amount (such amount being called the "CURE AMOUNT") of $50,000.00. If the amount required to be spent to comply with, discharge or remove Violations which Seller is required to remove hereunder shall exceed $50,000.00 in the aggregate, then the Seller shall elect by notice to Buyer either (i) to cure and remove such Violations in accordance with this Agreement, if the same can reasonably be cured on or prior to the Closing Date (the "CURE OPTION") or (ii) to terminate this Agreement (the "CANCELLATION OPTION"). If Seller elects the Cancellation Option, then this Agreement shall be terminated and Buyer shall receive (i) a return of the Deposit plus interest and (ii) the Reimbursement Amount, unless the Buyer, within 10 days after the giving of notice of the exercise of the Cancellation Option from the Seller, elects by notice to the Seller to accept title to the Property subject to such Violations, in which event Buyer shall be entitled to a credit in an amount equal to the Cure Amount (less any amount theretofore expended by Seller attempting to cure Violations) against the balance of the purchase price. Notwithstanding anything to the contrary, costs of compliance by Seller with the ACO shall not be subject to the Cure Amount and Seller shall be required to comply with the requirements required by the terms of the ACO to be complied with the prior to the Closing Date, regardless of the cost of compliance.

                          (b)     Annexed hereto as Schedule "M" is a true and
correct copy of all certificates of occupancy, building permits, certificates of environmental impact approval, underwriters certificates relating to electrical work, all zoning, building, housing, safety, fire and health approvals and all other approvals, permits and licenses presently in the possession or custody of Seller, its agents or its managing agent relating to the Property (collectively, the "ATTACHED PERMITS").

                 7.8      Agreement with National Westminster
                          Bank, N.J.

                          Seller represents and warrants to Buyer as follows:

                          (i)     Annexed hereto as Schedule "Q" is a true,
correct and complete copy of a Deed dated December 27, 1977 from Chester Springs Associates (predecessor-in-interest to Seller) and Roxbury State Bank (predecessor-in-interest to National Westminster Bank, N.J. ("NAT WEST")), as amended by an Agreement Amending Deed dated January 23, 1992 between Seller and Nat West (the Deed, as so amended, is herein collectively called the "NAT WEST AGREEMENT");

                          (ii)    The Nat West Agreement is in full force and
effect and has not been further modified and/or amended in any respect;

                          (iii)   Seller is in compliance with all of its
material obligations pursuant to the Nat West Agreement, including, without limitation, providing to Nat West the requisite sewer and water service and insurance coverage. Subsequent to January 23, 1992, Seller has not received written notice from Nat West of (a) any default pursuant to the terms of the Nat West Agreement or (b) any claim of offset against the sums due Seller pursuant to the Nat West Agreement. To the best of Seller's knowledge, Nat West is in compliance with the terms and provisions of the Nat West Agreement, including without limitation, providing to Seller the requisite insurance coverage. Subsequent to January 23, 1992, Seller has not notified Nat West of any default by Nat West pursuant to the terms of the Nat West Agreement.

                 7.9      Deleted Prior to Execution


                 7.10     Geologic and Soil Conditions

                          Seller has received no written notice of any adverse
geological or soil condition affecting the Property.

                 7.11     No Underground Storage Tanks

                          To the best of Seller's knowledge, no underground
storage tanks exist at the Property and Seller has never installed any underground storage tanks on the Property.

                 7.12     No Commitments for Money; Off-Site
                          Improvements, etc.

                          No written commitments have been or will be made by
or on behalf of Seller to any governmental authority, utility company, school board, church or other religious body, or any homeowner or homeowners' association or to any other party in connection with any rezoning proceeding or other matters relating to the Property which would impose any obligation on the Buyer, or its successors or assigns, to make any contribution or dedication of money or land, or to construct or maintain any improvements of a public or private nature on or off the Property unless such commitments have been approved and accepted in writing by Buyer.

                 7.13     Merchants' Association

                          There is no merchants' association or promotional
fund at the Shopping Center.

                 7.14     Employees

                          (a)     Annexed hereto as Schedule "H" is a true,
correct and complete list of employees presently employed by Seller in the operation and maintenance of the Property and the wages or other benefits presently paid to such employees, none of whom is a member of any trade union.

                          (b)     There are no collective bargaining
agreements, employee work manuals or other contracts covering such employees or any agreements giving them the right to continued employment; and their employment may be terminated on such prior written notice as is provided by law.

                          (c)     Seller is unaware of any union-organizing
activities respecting the employees or the Property.

                          (d)     Seller shall terminate, prior to Closing, all
employees Buyer does not elect to retain (by written notice to Seller at least thirty (30) days prior to Closing). By taking title to the Property, Buyer is not to be deemed in any manner to be a successor employer.

                 7.15     Deleted Prior to Execution


                 7.16     Utilities

                          To the best of Seller's knowledge, there has been no
unusual amount of interruption or rationing of electrical, water or other necessary utility services at the Property within the four years previous to this Agreement, other than occasional rationing of water supplies and/or usage for non-consumption purposes such as lawn sprinkling.


                 7.17     Deleted Prior to Execution


                 7.18     Deleted Prior to Execution


                 7.19     Insurance Now Maintained by the Seller

                 Annexed hereto as Schedule "J" is a true and complete list of all of the present insurance now maintained by the Seller, listing the companies, the coverages, the policy periods and the premiums.

                 7.20     Status of Development of Vacant Land

                 Annexed hereto as Schedule "L" is a true, correct and complete description of the present status of the existing approvals for a parcel of land of approximately one (1) acre adjacent to the Shopping Center, which parcel is owned by Seller, is included within the legal description set forth in Schedule "A" hereto and will be conveyed to Buyer in accordance with the terms and provisions of this Agreement.

                 7.21     Deleted Prior to Execution


                 7.22     Knowledge of Zoning, Etc.

                 The Seller has received no written notice of (i) any pending or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, affecting the Property, or any part thereof, (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Property, (iii) any proposed or pending special assessments affecting the Property or any portion thereof, and (iv) any proposed change(s) in any road patterns or grades with respect to the roads providing a means of ingress and egress to the Property. Seller agrees to furnish Buyer with a copy of any such notice received within two (2) days after receipt.

         7.A     Certain Representations and Warranties of Buyer

                 Buyer makes the following covenants, warranties and representations, which are true and correct as of the date of this Agreement and which shall be true and correct in all material respects as of the Closing Date.

                 7.A.1    Organization and Authority

                          (a)     Buyer is a corporation, duly organized and
validity existing under the laws of the State of Delaware, and Buyer has all requisite power and authority to execute and deliver this Agreement and consummate the transactions contemplated herein.

                          (b)     This Agreement has been duly and validly
authorized, executed and delivered by Buyer and constitutes the valid and binding obligation of Buyer.

                          (c)     No approval, consent, order or authorization
of, or designation, registration or declaration with, (i) any shareholders or members of Buyer, or (ii) any governmental authority is required in connection with the valid execution and delivery of, and compliance with, this Agreement by Buyer.

                          (d)     Neither the execution and delivery of this
Agreement nor the consummation of the transactions contemplated herein will constitute a violation or breach by Buyer of (i) any certificate or agreement of organization of Buyer, (ii) any provision of any agreement or other instrument to which Buyer is a party or to which Buyer may be subject, or (iii) any judgment, order, writ, statute, rule, regulation, injunction or decree of any court or governmental authority.

                 8.       Title to be Delivered

                          8.1     Title; Title Insurance; Permitted Encumbrances

                                  (a)      The title to the Property to be
delivered to Buyer at Closing shall be insurable in accordance with the terms of this Agreement in the name of Buyer by a title company satisfactory to Buyer licensed to do business in the state in which the Property is located. The insurance shall be at ordinary premium rates pursuant to Standard Stipulations and Conditions of an ALTA Policy of Title Insurance (1970-Form B) or, at Buyer's sole election, any other form of title insurance issued in the State of New Jersey, in either case in the full amount of the Purchase Price and shall be (i) free and clear of all liens, judgments, mortgages, real estate taxes and assessments which can be satisfied upon the payment of a sum of money and (ii) free and clear of any other title exceptions other than other title matters (the "PERMITTED ENCUMBRANCES") specified as exceptions listed in Schedule "K" annexed hereto. Title insurance and related charges shall be at Buyer's sole cost and expense.

                                  (b)      Buyer shall with reasonable
promptness send or cause the title company to send Seller's counsel copies of the title report and all updates Buyer receives (including all schedules and exhibits).

                                  (c)      Buyer agrees, promptly after receipt
of any additional information relevant to title to the Property furnished to Buyer by the title company, to notify Seller's counsel, in writing and in reasonable detail, of any respects in which title to the Property is other than as set forth herein or in what respect it appears from record title that Seller is unable to comply with the provisions of this Agreement.

                 8.2      Non-Permitted Encumbrances; Cure

                          (a)     Seller shall, at its sole cost and expense
and regardless of the cost thereof, be obligated to fully cure and either (i) remove from record prior to or on the Closing Date or (ii) if and only if Buyer's title Company will at Closing omit the same from the title policy to be issued to Buyer, deliver to Buyer's title company on the Closing Date for recordation (together with the appropriate recordation fees therefor) any and all documents necessary in order to remove from record any and all mortgages, judgments, liens, and unpaid real estate taxes and/or assessments which can be satisfied upon the payment of a sum of money affecting all or any portion of the Premises (the "REQUIRED CURE ITEMS").

                          (b)     As to any matter relating to title which is
neither a Permitted Encumbrance nor a Required Cure Item (each , a "NON-PERMITTED ENCUMBRANCE"), Seller shall take all reasonable actions to eliminate the Non-Permitted Encumbrance provided, however, that Seller shall not be required to spend more than $25,000.00 in the aggregate to remove Non-Permitted Encumbrances.

                          (c)     As to a Non-Permitted Encumbrance which can
only be cured by the bringing of an action for specific performance or to quiet title, Seller shall not be required to bring any such action, except if such Non-Permitted Encumbrance was caused by a willful act or omission of Seller.

                          (d)     Notwithstanding the foregoing, if there are
any Non-Permitted Encumbrances existing at Closing, then the Buyer may, at its sole election, elect to close title subject to such Non Permitted Encumbrances and receive a credit, if applicable, equal to $25,000.00 minus the amount of any sums theretofore expended by Seller in curing Non-Permitted Encumbrances.

                          (e)     Notwithstanding anything herein to the
contrary, it is understood and agreed that with respect to the third mortgage (the "THIRD MORTGAGE") presently encumbering the Property now held, according to Seller, by BM Equities, Ltd. and collaterally assigned to The First New York Bank for Business (which institution has been taken over by the FDIC), if and only if the following procedures are fully complied with on the Closing Date, Seller shall not be required to satisfy and discharge the Third Mortgage on or prior to Closing Date:

                                  (i)      Buyer's title company omits any
                                           exception for the Third Mortgage
                                           from the title policy to be issued
                                           to Buyer, without additional
                                           premium;

                                  (ii)     Seller delivers an estoppel letter
                                           from both BM Equities Ltd. and the
                                           FDIC and/or other evidence
                                           satisfactory in all respects to
                                           Buyer and Buyer's title company with
                                           respect to the amounts due and owing
                                           pursuant to the terms of the Third
                                           Mortgage as of the Closing Date (the
                                           "CLOSING DATE PAY-OFF AMOUNT");

                                  (iii)    Seller deposits with Buyer's title
                                           company pursuant to the terms of an
                                           agreement satisfactory to Buyer's
                                           title company and reasonably
                                           satisfactory to Buyer (a) an amount
                                           (the "THIRD MORTGAGE DEPOSIT
                                           AMOUNT") required by Buyer's title
                                           company to assure the satisfaction
                                           and discharge of record of the Third
                                           Mortgage, which Third Mortgage
                                           Deposit Amount shall be not less
                                           than (X) the sum of (I) the Closing
                                           Date Pay-Off Amount and (II) Buyer's
                                           title company's estimation of the
                                           anticipated amounts which will
                                           accrue on the Third Mortgage for the
                                           one (1) year period following the
                                           Closing Date (which estimation may
                                           utilize the default interest rate
                                           set forth in the Third Mortgage) or
                                           (Y) such other sum as required by
                                           Buyer's title company and (b) a
                                           satisfaction of the Third Mortgage
                                           executed by BM Equities Ltd. in
                                           recordable form and otherwise in
                                           form satisfactory to Buyer's title
                                           company, together with a proper
                                           assignment in recordable form and in
                                           form otherwise acceptable to Buyer's
                                           title company of the Third Mortgage
                                           in favor of BM Equities Ltd.
                                           (collectively, the "BM
                                           SATISFACTION"); and

                                  (iv)     The agreement contemplated under
                                           subparagraph (iii) above shall
                                           provide, inter alia, that, if Seller
                                           has not fully satisfied and
                                           discharged the Third Mortgage of
                                           record on or before the date which
                                           is one (1) year from the Closing
                                           Date, then Buyer's title company
                                           shall (i) immediately use the Third
                                           Mortgage Deposit Amount to fully
                                           satisfy and discharge the Third
                                           Mortgage, (ii) immediately record
                                           the BM Satisfaction and (iii)
                                           immediately proceed to obtain from
                                           the FDIC (or other holder thereof)
                                           and record a
                                           discharge of the collateral
                                           assignment   of the Third Mortgage
                                           and (iv) when all actions with
                                           respect to the satisfaction and
                                           discharge of record have been
                                           performed to the satisfaction of
                                           Buyer's title company, return to
                                           Seller any of the Third Mortgage
                                           Deposit Amount remaining, if any.

                                  (f)      Notwithstanding anything herein to
the contrary, at Buyer's sole option and if and only if Buyer so requests prior to the Closing, (i) in lieu of Seller causing Morgan Guaranty Trust Company of New York ("Morgan"), the holder of the first mortgage on the Property, to deliver a satisfaction of mortgage at closing upon payment of all sums due Morgan, Seller shall request that Morgan, upon payment of all sums due Morgan, assign such first mortgage to an entity designated by Buyer and use reasonable efforts to cause Morgan to so assign the first mortgage, provided however, that if as a result of such assignment, Morgan charges fees in excess of the fees that would have been charged for a delivery of a satisfaction, Buyer shall pay such fees and/or (ii) all sums due and owing pursuant to the Wrap Mortgage as of the Closing Date (excluding any sums due Morgan) shall be credited in favor of Buyer against the purchase price and Buyer shall take title subject to the Wrap Mortgage.

         Buyer agrees not to impede Seller's efforts to obtain the approval of Buyer's title company to the provisions of this subparagraph 8.2(e).

         9.      Default by Buyer; Seller's Remedies

         If Buyer defaults in failing to close as required hereunder, then Seller's sole and exclusive remedy shall be to retain or receive, as the case may be, the Deposit, plus interest earned thereon as "LIQUIDATED DAMAGES" and not as a penalty, it being agreed that upon a default by Buyer, Seller's damages would be difficult, if not impossible, to ascertain.

         10.     Default by Seller-Buyer's Remedies

                 10.1     Default

                          If the sale of the Property is not consummated by
reason of a default of Seller, the Buyer shall have the right to enforce the Seller's obligations hereunder by way of suit for a judgment, decree or order for specific performance (and ancillary injunctive relief) or to terminate this Agreement, with a return of the Deposit, plus interest earned thereon, and payment by Seller to Buyer of the Reimbursement Amount.

                 10.2     Certain Remedies

                          In the event Seller is unable to deliver title to the
Property as specified in this Agreement, Buyer shall be entitled to (a) take such title to the Property as Seller can deliver, without reduction in the Purchase Price, except as is otherwise expressly set forth herein or (b) to terminate this Agreement and to receive the Deposit, and interest earned thereon, and payment by Seller to Buyer of the Reimbursement Amount.

         11.     Taxes and Assessments

                 11.1     General Provisions re: Taxes

                          Seller shall pay or credit against the purchase price
all delinquent real estate taxes, together with penalties and interest thereon, all assessments which are a lien against the Property as of the Closing Date and for which the work has been completed prior to the Closing Date, both current and reassessed and whether due and not yet payable, all use recoupment taxes (agricultural or otherwise) for years through the year of Closing, if any, and all real estate taxes for years prior to the Closing, through the Closing Date. Seller represents and warrants that to its best knowledge, there are no assessments against all or any portion of the Property as of the date hereof.

                 11.2     Calculation of Pro-rations re: Taxes

                          (a)     The proration of undetermined taxes shall be
based on a 365-day year and on the last available tax rate and valuations, giving effect to applicable exemptions, recently voted millage, change in tax rate or valuation, etc., only if officially certified. It is the intention of the parties in making this tax proration, if the same shall be in favor of Buyer, to give Buyer a credit as close in the amount as possible to the amount which Buyer will be required to remit to the appropriate collector of real property taxes for the period of time preceding the Closing Date.

                          (b)     Upon making the proration provided for
herein, Seller and Buyer agree that the amount so computed shall be subject to later adjustment should the amount credited at Closing be incorrect based upon actual tax bills received by Buyer after Closing or upon subsequent adjustment of the tax liability or real estate values for the year of sale.

                 11.3     Real Estate Tax Appeals

                          (a)     If on the Effective Date of this Agreement
there are any pending proceedings appealing the real estate taxes on the Property, or if such appeal proceedings are filed between the Effective Date of this Contract and the Closing Date, Seller shall not withdraw, settle or otherwise compromise the proceedings for any fiscal period in which the Closing is to occur or any subsequent fiscal period without the prior written consent of Buyer, which shall not be unreasonably withheld or delayed.

                          (b)     Real estate tax refunds and credits received
after the Closing which are attributable to the fiscal tax year during which the Closing occurs shall be apportioned between Seller and Buyer. The expenses of collection thereof, including attorney and expert witness fees, shall likewise be apportioned.

                 11.4     Assessments for Improvements

                          Seller warrants that all assessments now a lien are
shown on the public records of the collector of real property taxes; that no improvements have been installed by public authority or Seller, the costs of which are to be assessed against the Property in the future; and that Seller has not been notified, in writing, of possible future improvements by public authority, any part of the cost of which would or might be assessed against the Property.

         12.     Apportionments, Adjustments and Incidental Costs

                 12.1     General Provisions

                          The following shall be adjusted and apportioned
pro-rata between Seller and Buyer, as of 11:59 p.m. of the day preceding the Closing Date:

                          (a)     Real estate taxes and assessments, as set
forth in Paragraph 11.

                          (b)     Rents including without limitation, fixed
rents, percentage rents, and all items of "ADDITIONAL RENT" (e.g., proportionate share of common area operating expenses, real estate taxes, etc.);

                          (c)     Amounts due under any maintenance or service
contract which Buyer elects to have assigned to it pursuant to this Agreement;

                          (d)     Wages and payroll expenses, including
vacation and sick pay;

                          (e)     The amounts of any escrows or deposits with
utility companies, provided the same are and can be assigned to Buyer;

                          (f)     All other properly allocable items and/or
current charges affecting the Property.

                 12.2     Current Fixed Rents and Arrearages of Fixed Rent

                          For the purposes of this Paragraph 12.2:

                          (a)     Unpaid rents for the month in which the
Closing takes place are "CLOSING MONTH RENTS"; unpaid rents for months prior to the month in which the Closing takes place are "RENT ARREARAGES"; and rents for the months following the month in which the Closing takes place are "CURRENT RENTS".

                          (b)     As to any tenant who at the Closing Date owes
Closing Month Rent and/or Rent Arrearages, the first monies received from such tenant after the Closing Date shall be applied to one (1) month of Rent Arrearages, if applicable, or, if not applicable, to Closing Month Rent (to be apportioned between Seller and Buyer); the next monies to Closing Month Rent (to be apportioned between Seller and Buyer); then to Current Rents which are due and payable through the date of receipt by Buyer of the applicable payment; and only when the tenant is fully current and makes additional payments shall the additional payments be turned over to Seller to reimburse it for Rent Arrearages.

                          (c)     As to any dispossess actions pending at
Closing, Buyer may, in Buyer's sole discretion, diligently prosecute the same to conclusion in a good faith attempt to obtain possession of the premises demised to such tenants. As to any suits for rent against tenants who are still in possession at Closing and against whom dispossess actions have been commenced prior to Closing, Buyer may, at its sole election, elect to prosecute same and in the event Buyer actually collects any Rent Arrearages as a result thereby, Buyer agrees to remit the same to Seller. For purposes of the preceding sentence, Buyer shall be entitled to first deduct from the sums received from such tenant any sums owed Buyer for periods after the Closing and any and all costs and expenses of Buyer in connection with prosecuting the respective action. As to any tenant who is not completely current at the time of the Closing, Buyer shall be free to institute suit to dispossess immediately.

                          (d)     Buyer shall reasonably cooperate with Seller,
if required, at Seller's expense and in Seller's name, to enforce collection of Rent Arrearages.

                 12.3     Security Deposits

                          At the Closing, there shall be paid or credited to
the Buyer the amount of all security deposits from tenants of the Property (together with all interest required to be paid thereon whether by contract or law), such amount to be determined for each tenant as the security deposit set forth in such tenant's Lease which has not been properly applied in accordance with the terms of such tenant's lease. Seller agrees not to apply any such security deposits to unpaid rent after the date hereof.

                 12.4     Additional Rent

                          (a)     To the extent that the items of additional
rent or percentage rent cannot be determined at Closing, the amount thereof for the period ending on the Closing Date and an accounting showing a calculation thereof, shall be paid and furnished to Seller by Buyer, if, as and when received by Buyer after the Closing; and Buyer shall use its reasonable efforts to collect additional rent and/or percentage rent.

                          (b)     The apportionment shall be made on a calendar
year basis so that Seller shall receive a share thereof based upon the fraction of which the numerator is the number of days in the year elapsing to the Closing Date and the denominator is 365; and the Buyer shall retain the balance. However, as to any Lease which has a "LEASE YEAR" which is not calendar year, the apportionment shall be made on the basis of the "LEASE YEAR".

                 12.5     Overpayment by Tenants of Estimated Items of
                          Additional Rent

                          If, after the Closing, it is discovered by Buyer that
Seller collected from any tenant estimated payment for such tenant's proportionate share of items of additional rent payable under its Lease in excess of the actual obligation owed by such tenant, Buyer shall give notice to the Seller of this fact, setting forth the computations. Within ten (10) business days after receiving such notice, Seller shall reimburse Buyer for the amount of such excess, but only if Buyer's notice is given to Seller within twelve (12) months of the Closing. The provisions of the paragraph shall survive the Closing.

                 12.6     Utilities

                          Seller shall use reasonable efforts to obtain
readings of the water and electric meters on the Property to a date which is no sooner than ten (10) days prior to the Closing Date. At or prior to the Closing, Seller shall pay all charges based upon such meter readings. However, if after reasonable efforts Seller is unable to obtain readings of any meters prior to Closing, the Closing shall be completed without such readings; and, upon the obtaining thereof after the Closing, Seller shall pay the charges incurred prior to the Closing Date based upon such readings. The provisions of the paragraph shall survive the Closing.

To the extent any portions of the Property are separately metered and are payable directly by a tenant of the Property and such tenant's lease so provides, Seller shall not be required to obtain any such readings or pay the same.

                 12.7     Real Estate Commissions As to Leases

                          (a)     Seller represents and warrants to Buyer that
(i) there are no real estate commissions presently due and owing with respect to the tenancy of any tenant at the Property, whether on account of past, present or future leasing arrangements, including, without limitation, exercises of renewal terms and (ii) there shall be no such commissions due and payable at the time of Closing and Buyer will not be liable for any such commissions after Closing, whether on account of past, present or future leasing arrangements, including, without limitation, exercises of renewal terms.

                          (b)     Indemnity

                                  Seller agrees to indemnify, defend and save
harmless Buyer from and against all damages, losses, claims, suits, liabilities, judgments, costs or expenses, including, without limitation, reasonable attorney fees and costs, arising out of any claim for a commission of the nature described in subparagraph 12.7(a) above. The aforesaid indemnity shall survive the Closing in perpetuity.

         13.     Title Conveyance and Possession

                 13.1     Deed to the Property

                          At the Closing, title to the Property shall be
conveyed by Seller to Buyer by a Bargain and Sale Deed, Covenants Against Grantor's Acts in proper statutory form for recordation (the "DEED").

                 13.2     Bill of Sale

                          Title to the Personal Property shall be conveyed by
Seller to Buyer at Closing by a bill of sale (the "BILL OF SALE"), duly acknowledged and in form and content sufficient to convey to Buyer the Personal Property, free of all claims, liens and encumbrances, to be certified as such by Seller and confirmed as such through a Uniform Commercial Code financing statement search to be obtained through Buyer's title insurance company, at Buyer's expense. No part of the purchase price is or shall be deemed allocated to the Personal Property.

                 13.3     Assignment of Leases, Etc.

                          Seller's interest in all Leases (together with
security deposits and interest thereon) shall be conveyed to Buyer by Assignment, Acceptance and Indemnification Agreement Re: Leases and Security Deposits in the form of Exhibit "3" annexed hereto (the "LEASE ASSIGNMENT"), duly executed by Seller and Buyer which contains mutual indemnifications and hold harmless agreements with regard to matters prior to and after Closing.

                 13.4     Delivery of Possession

                          Actual possession of the Property shall be delivered
to Buyer on the Closing Date, free and clear of all rights or claims of any parties in possession, excepting only tenants under the then applicable Leases as set forth on a Closing Date Rent Roll and as set forth elsewhere in this Agreement, if any, and the rights, if any, of any party listed in Schedule "G" (List of Service, Maintenance or Supply Agreements) whose rights are not to be terminated in accordance with the terms and provisions of this Agreement.

         14. Condition of Property; No Warranties or Representations Outside the Contract, Etc.

                 Buyer acknowledges that neither Seller nor any agent, attorney, employee or representative of the Seller, nor any broker, has made any representation or warranty whatsoever regarding the subject matter of this sale or any part thereof, except as expressly set forth in this Agreement. Except as otherwise stated in this Agreement, the Buyer in executing, delivering and performing this Agreement, does not rely upon any statement and/or information to whomsoever made or given, directly or indirectly, verbally or in writing, by any individual, firm or corporation. Except as otherwise set forth in this Agreement, the Buyer is buying the Property and the Personal Property on an "as is", "where is" basis as of the date hereof, reasonable wear and tear excepted.

         15.     Operation of Property Prior to Closing

                 Seller covenants and agrees that between the date hereof and the Closing Date it shall perform or observe the following with respect to the
Property:

                 (a) If pursuant to the terms of any Lease (i) any decorating, repairs or alterations are required to be made by Seller in any space prior to the Closing Date, (ii) any equipment is required to be furnished to any tenant by Seller prior to the Closing Date, or (iii) landlord has any other obligations required to be performed for any tenant prior to the Closing Date, the same will be performed by Seller at its own cost and expense prior to the Closing Date.

                 (b) If prior to the Closing Date Seller shall have received any written notice from any insurance company which issued a policy with respect to the Property or any board of fire underwriters or other body exercising similar functions requiring any repair work to be done in the Property in order to maintain such policy, Seller will do the same expeditiously and diligently at its own cost and expense prior to the Closing Date.

                 (c) Seller will maintain the Property and the Personal Property in its present state of repair, subject to reasonable wear and tear between the date hereof and the Closing Date.

                 (d) Seller will not (i) rent any space at the Property except in accordance with the provisions of subparagraph 6.2 hereof and/or modify, renew or extend any Lease, (ii) enter in any agreement to do work for any tenant extending beyond the Closing Date, without first obtaining the written consent of Buyer, and/or (iii) accept the surrender of or otherwise compromise its rights pursuant to any Service Agreement or Lease or grant any concession, rebate, allowance or free rent.

                 (e) Between the date hereof and the Closing Date, Seller will not renew, extend or modify any of the Service Agreements without the written consent of the Buyer in each instance first had and obtained, which consent Buyer agrees shall not be unreasonably withheld or delayed. If there are any pending negotiations with any Service Agreement holder which may involve retroactive increases in pay or rates or union benefits, Seller agrees to reimburse the Buyer for the amount thereof with respect to any period through the Closing Date.

                 (f) Seller shall not remove any Personal Property, fixtures or equipment located in or on the Property, except as may be required for repair and replacement. All replacements shall be free and clear of liens and encumbrances as of the Closing Date and shall be of quality at least equal to the replaced items and shall be deemed included in this sale, without cost or expense to Buyer.

                 (g) Seller shall satisfy all mortgages in full on or before the Closing Date, and shall be responsible for all costs and expenses in connection therewith, including any prepayment penalties, legal fees, recording fees and all other charges and costs whatsoever. Seller agrees that Schedule "O" annexed hereto sets forth the manner in which Seller will direct the purchase price be paid by Buyer on the Closing Date.

                 (h) Seller shall carry on the management and operation of the Property between the date hereof and the Closing Date in the same manner as it has been managed and operated by Seller prior to the date hereof.


         16.     Risk of Loss

                 16.1     Notification; General Rule

                          If the Property is damaged by fire or other casualty
prior to the Closing Date, Seller shall so notify Buyer within five (5) business days after the casualty; and, with the consequences provided for by Paragraph 16.2 and subject to the provisions thereof, risk of loss shall be on Seller.

                 16.2     Damage in Less than the Material Damage
                          Amount

                          If the damage sustained is less than Five Hundred
Thousand ($500,000) Dollars (the "MATERIAL DAMAGE AMOUNT") and is covered by insurance, the Closing Date shall not be postponed; the insurance claim (except for business interruption or rent insurance relating to the period prior to the Closing Date) shall be assigned to Buyer; and there shall be no abatement of the purchase price, except as to any deductible amount or other amount not recoverable under the policy.

                 16.3     Damage Exceeding the Material Damage Amount

                          If the damage sustained equals or is greater than the
Material Damage Amount, either party shall have the right to elect to terminate this Contract, provided, however, that if Seller elects to terminate this Contract for the reason specified in this paragraph 16.3, Seller shall be required to give written notice of its election to Buyer within fifteen (15) days from the date of the event or occurrence causing the damage and thereafter, Buyer, by written notice to Seller given within fifteen (15) days of Buyer's receipt of the Seller's notice, may elect to override the Seller's election and close title, subject to the assignment provided for in Paragraph
16.4 hereof.

                 16.4     Assignment of Insurance Claims

                          If Buyer elects to close title, the insurance claim
(except for business interruption of rent insurance relating to the period prior to the Closing Date) shall be assigned to Buyer; and there shall be no abatement of the Purchase Price, except as to any deductible amount not recoverable under the policy.

                 16.5     Consequences of Termination

                          If Buyer elects to terminate, the Deposit, plus
interest thereon, shall be returned to Buyer and Seller shall have no further liability to Buyer.

                 16.6     Waiver of Applicable Laws Governing Occurrence of
                          Casualty

                          Seller and Buyer each hereby waive the provisions of
all applicable laws relating to the occurrence of a casualty between the date hereof and the Closing, and agree that the provisions of this Paragraph 16 shall govern.

                 16.7     Maintenance of Existing Insurance Until Closing

                          Seller shall maintain until the Closing all existing
insurance or substantially similar policies affecting the Property. Seller represents that it has property insurance for rent loss for not less than one year.

         17.     Condemnation

                 17.1     Effect of Condemnation

                          In the event that, prior to the Closing Date,
condemnation or eminent domain proceedings shall have been commenced against all or any portion of the Property or in the event that Seller shall have received written notice that such proceedings are being contemplated, Seller shall give notice thereof to Buyer within five (5) business days thereafter, whereupon Buyer shall have the option to:

                          (a)     Terminate this Contract, in which event the
Deposit, together with all interest earned thereon, shall be returned Buyer; and Seller shall have no further liability to Buyer; or

                          (b)     Proceed to Closing in accordance with the
terms and provisions of this Contract, in which event any award to which Seller shall be entitled shall be paid (if previously received by Seller) or assigned by Seller to Buyer at Closing, provided that Buyer shall be solely responsible for its costs and expenses in obtaining any such award.

                 17.2     Election of Buyer

                          Buyer may make such election within thirty (30) days
after receiving written notice from Seller of any such condemnation proceedings. If, within said period, Buyer has not delivered to Seller a written notice of Buyer's election, Buyer shall be deemed to have elected to close pursuant to subparagraph 17.1 (b).

                 17.3 Waiver of Applicable Laws Governing Occurrence of Condemnation

                          Seller and Buyer each hereby waive the provisions of
all applicable laws relating to the occurrence of a condemnation between the date hereof and the Closing, and agree that the provisions of this Paragraph 17 shall govern.

         18.     Closing Costs, Etc.

                 18.1     General Provisions

                 Except as herein provided and as may elsewhere be provided in this Agreement, Buyer will pay any recording fees, title insurance premiums, if any, the fees and expenses of Buyer's own counsel, and any other closing expenses customarily paid by a purchaser. Seller and Buyer shall each pay their own attorneys' fees and disbursement expenses and other closing expenses customarily paid by a seller or buyer, as the case may be.

                 18.2     Transfer Taxes, etc.

                          Any county, state or local realty transfer tax or the
like shall be borne by the Seller.

         19.     Closing Agenda

                 At the Closing, Seller shall deliver, or cause to be delivered, to Buyer the following:

                 (a)      The Deed;

                 (b)      The Bill of Sale;

                 (c) The Lease Assignment, together with the original Leases and tenant files;

                 (d) General Releases from the Leasing Brokers in favor of Buyer with respect to commissions on account of any and all leasing activities at the Property prior to the Closing, whether on account of past, present or future leasing arrangements, including without limitation, exercises of renewal terms;

                 (e) Affidavit of Title in the customary form. Annexed to Seller's Affidavit of Title shall be a copy of Seller's Limited Partnership Agreement and all amendments thereto; and such other documents as Buyer's title insurance company may reasonably require;

                 (f) Letters to all tenants advising of the change of ownership and the manner of payment of rent;

                 (g) A certificate in the form annexed hereto as Exhibit "10" (a "CLOSING DATE CERTIFICATE") signed by Seller dated as of the Closing Date and certifying that (1) attached thereto is a true, correct and complete update of the Current Rent Roll as of the Closing Date and (2) the representations and warranties of Seller in this Agreement and the Schedules hereto and other documents to be delivered by Seller at Closing are true and correct in all material respects on the Closing Date (except for changes specifically identified on the certificate) as though such representations and warranties are made on the Closing Date. Annexed to the Closing Date Certificate shall be the then current Rent Roll, a list of rent arrearages and a list of pending dispossess actions and any litigation, claim, etc. of the type described in paragraph 7.2;

                 (h) An Assignment of utility deposits and escrows (if assignable) for which a credit is given Seller;

                 (i) An assignment in the form annexed as Exhibit "8" (the "OMNIBUS ASSIGNMENT") of (a) the Service Agreements to be taken subject to by Buyer, (b) the items encompassed by paragraph 1(a) hereof which are not conveyed to Buyer pursuant to the Deed, (c) the items encompassed by paragraph 1(d) hereof and (d) all other rights and/or items which are to be assigned to Buyer pursuant to the provisions of this Agreement;

                 (j) Proof of termination of the existing property management agreement;

                 (k) A management agreement for the Property between Buyer and an entity controlled by Arthur Greer, as manager, as described on Exhibit "9" annexed hereto the "MANAGEMENT AGREEMENT");

                 (l) Any and all other documents or items set forth in this Agreement to be delivered by Seller including, without limitation, any of the following in Seller's possession or control: building plans, specifications, surveys, architectural drawings, engineering reports, management reports for the last two years, and current tenants' Lease files including original signed leases and all correspondence relating to operation of the Property;

                 (m) Necessary documentation to establish that Seller is not subject to the withholding requirements of Section 1445 of the Internal Revenue Code of 1986, as amended (the CODE") relating to the transfer of U.S. real property interests by foreign persons. If Seller fails to deliver such documentation at or prior to the Closing, or if the Buyer is not entitled to rely on a Seller's "Non-foreign Affidavit" because of actual knowledge or notice that such Affidavit is false, then Buyer may withhold at the closing the payment of up to ten (10%) percent of the purchase price as required by the provisions of Section 1445 of the Code;

                 (n) If applicable, Seller shall cause to have filed an IRS Form 1099 or then applicable form;

                 (o)      all Attached Permits;

                 (p)      Deleted prior to execution;

                 (q) a letter to Buyer directing that Buyer pay the balance of the purchase price in the manner as described in paragraph 15(g) hereof;

                 (r) the current year's tax bill(s) for all of the Property; and

                 (s) each other document, instrument and/or agreement required to be delivered by Seller pursuant to this Agreement.

                 19.2     By the Buyer

                          At the Closing, the Buyer shall deliver, or cause to
be delivered, to Seller the following:

                          (a)     the balance of the purchase price;

                          (b)     the Lease Assignment;

                          (c)     the Omnibus Assignment;

                          (d)     the Management Agreement;

                          (e)     a written statement directing the Escrow
Agent to release the Deposit to Seller; and

                          (f)     each other document, instrument and agreement
required to be delivered by Buyer pursuant to this Agreement.

                 20.      Brokerage

                 20.1     Warranties and Representations by the Parties

                          Each party warrants and represents to the other that
no real estate broker took part in or procured the Buyer in connection with the transaction contemplated by this Agreement.

                 20.2     Indemnification by the Parties

                          Each party (the "INDEMNIFYING PARTY") hereby agrees
to indemnify and hold the other (the "INDEMNIFIED PARTY") harmless from and against any loss, cost, claim, demand or expense (including attorneys' fees) which may be incurred or sustained by the Indemnified Party after the Closing Date by virtue of any misrepresentation contained in Paragraph 20.1.

                 20.3     Survival of Provisions as to Brokers

                          The provisions of this Paragraph 20 shall survive the
Closing and the delivery of the Deed or any termination of this Agreement.

         21.     Survival of Warranties and Representations

                 21.1     General Rule of Survival

                          The warranties and representations of Seller in
Paragraphs 6.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7, 7.8, 7.10, 7.11, 7.12, 7.13,
7.14, 7.16, 7.19, 7.20, 7.22, 12.7, 30 and 32 of this Agreement and in any affidavits or certificates to be delivered at Closing shall survive the Closing.

                 21.2     Contractual Period of Limitations

                          (a)     Except as provided in subparagraph 21.2(b) or
elsewhere in this Agreement, any claims against Seller for breach of warranty or representation must be made within eight (8) months of the Closing Date.

                          (b)     The time limit of subparagraph 21.2(a) shall
not apply to claims by any party pursuant to Paragraph 20 (Brokerage) or to claims by Buyer for damages relating to the rents and Leases.

         22.     Notices

                 All notices to be given by any party to the other, unless otherwise directed, shall be in writing, shall be served upon the other party in person or by depositing such notice in the United States mails, properly addressed and directed to the party to receive the same, by certified or registered mail, return receipt requested, or by courier service with receipt, as follows:

                 As to Seller:

                          At its address first above written.

                 With a copy to:

                          Bondy & Schloss
                          6 East 43rd Street
                          New York, New York 10017

                          Attention:  Gerald Sobol, Esq.

                 As to Buyer:

                          At its address first above written

                          Attention:  Herbert Liechtung

                 With a copy to:

                          Dreyer and Traub
                          101 Park Avenue
                          New York, New York 10178

                          Attention:  Howard A. Kalka, Esq.

                 As to Escrow Agent:

                          Bondy & Schloss
                          6 East 43rd Street
                          New York, New York  10017

                          Attention:  Gerald Sobol, Esq.

         23.     Escrow Provision

                 The Deposit shall be held by Escrow Agent, in trust, in accordance with the terms and conditions hereinafter set forth:

                 23.1 Escrow Agent shall deposit the Deposit in an interest bearing escrow account. The Deposit and any interest accrued thereon shall be paid over to the party entitled to receive the Deposit in accordance with paragraph 23.2 hereof.

                 23.2 Escrow Agent will deliver the Deposit to Buyer or Seller, as the case may be, upon the following conditions:

                          (a)     To Seller, upon the consummation of the
Closing contemplated herein.

                          (b)     To Seller, upon receipt of a written notice
from Seller stating that Seller is entitled under this Agreement to the Deposit and demanding payment of the same.

                          (c)     To Buyer, upon receipt of a written notice
from Buyer stating that Buyer is entitled under this Agreement to the return of the Deposit and demanding return of the same.

                          (d)     Any written notice requesting disbursement of
the Deposit served upon the Escrow Agent by Seller or Buyer, as the case may be, pursuant to subparagraph (b) and (c) above, shall be deemed to be effective only if: (i) a copy of the written notice has been served upon the other party and its counsel in accordance with the provisions of Paragraph 22 hereof, and (ii) such other party, within seven (7) days from the date of receipt of the written notice, has not served upon the Escrow Agent and the party requesting disbursement of the Deposit, a written notice objecting to the disbursement of the Deposit and specifying the reasons or grounds for such objections.

                 23.3 Any notice to Escrow Agent shall be sufficient only if received by Escrow Agent within the applicable time periods set forth herein. All mailings and notices to/from Escrow Agent shall be sent in a manner permitted by Paragraph 22 of this Agreement and addressed to the party to receive such notice at the address set forth in Paragraph 22 of this Agreement.

                 23.4 If any disagreement or dispute shall arise between or among any of the parties hereto and/or any other persons resulting in adverse claims and demands being made for the Deposit whether or not litigation has been instituted, then Escrow Agent shall continue to hold the Deposit subject to such adverse claims and Escrow Agent shall not be or become liable in any way or to any person for its refusal to comply with such claims or demand, and
(a) in the event of any joint direction from Seller and Buyer, Escrow Agent shall then disburse the Deposit in accordance with said direction, (b) in the event Escrow Agent shall receive written notice advising that a litigation over entitlement to the Deposit has been commenced, Escrow Agent may deposit the Deposit with the Clerk of the Court in which said litigation is pending or (c) Escrow Agent may (but shall not be required to) take such affirmative steps as it may, at its option, elect in order to substitute another impartial party to hold the Deposit subject to such adverse claims including the commencement of an action for interpleader in a court of competent jurisdiction in the State of New Jersey, the cost thereof to be borne by whichever the Seller and Buyer is the losing party, and thereupon Escrow Agent shall be released from all liability hereunder. Nothing herein, however, shall affect the liability of a defaulting party to another party for reimbursement of any amount paid to Escrow Agent under this subparagraph 23.4.

                 23.5 It is expressly understood that Escrow Agent acts hereunder as an accommodation to Seller and Buyer and as a depository only and is not responsible or liable in any manner whatever for the sufficiency, correctness, genuineness or validity of any instrument deposited with it, or for the form or execution of such instruments and for the identity, authority or right of any person executing or depositing the same, or for the terms and conditions of any instrument pursuant to which Escrow Agent or the parties may act.

                 23.6 Escrow Agent shall not have any duties or responsibilities except those set forth in this Article and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed by Escrow Agent to be genuine, and Escrow Agent may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so.

                 23.7 Escrow Agent may act or refrain from acting in respect of any matter referred to herein in full reliance upon and by and with the advise of counsel which may be selected by it any shall be fully protected in so acting or refraining from acting upon the advise of such counsel.

                 23.8 Escrow Agent shall not be responsible for any act or failure to act on its part except in the case of its own willful default or gross negligence. Escrow Agent shall be automatically released from all responsibility and liability under this Agreement upon Escrow Agent's delivery or deposit of the Deposit in accordance with the provisions of this Article.

                 23.9 Seller and Buyer agree that if either shall, pursuant to subparagraph (b) and subparagraph (c) of paragraph 23.2 above, deliver to Escrow Agent a written demand for the Deposit the party making such demand shall, concurrently with delivering such demand to Escrow Agent, deliver a copy of such demand to the other party, together with a statement of the facts and circumstances underlying the demand; provided, however, that nothing in this part shall have any effect whatsoever upon Escrow Agent's rights, duties and obligations under the preceding parts of this paragraph.

                 23.10 Escrow Agent shall not be disqualified from representing Seller in any dispute with Buyer because of having served as Escrow Agent.

                 23.11 Except as provided for herein, the Escrow Agent shall serve without fee or other compensation for its services.

         24. Interest On Monies Due to Either Party Post Closing; Attorney's Fees, etc. in Case of Suit to Enforce this Contract Subsequent to Closing

                 24.1     Interest

                          If monies owed by either party to the other
subsequent to the Closing are not paid to the party entitled to receive it within ten (10) business days from the date it was entitled to receive such monies (the "DUE DATE"), then from and after the Due Date such monies shall, until paid, bear interest at the rate of twelve (12%) percent per annum.

                 25.      Miscellaneous

                 25.1     Non-Liability

                          The officers, Trustees and shareholders of Buyer
shall have no personal liability with respect to this Agreement. Seller agrees that any claims it has against Buyer shall be satisfied solely out of the assets of Buyer.

                 25.2     Entire Agreement

                          This Agreement (including the Schedules and Exhibits
annexed hereto) contains the entire agreement between the parties with respect to the transaction contemplated hereby, and all understandings and agreements heretofore had between the parties hereto are merged into this Agreement.

                 25.3     Counterparts

                          This Agreement may be executed in two (2) or more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                 25.4     Modification

                          No change, alteration, amendment, modification or
waiver of any of the terms or provisions hereof shall be valid and/or binding upon the parties hereto unless the same shall be in writing and signed by each of the parties hereto.

                 25.5     Governing Law

                          This Agreement and the transactions contemplated
hereby shall be interpreted, governed and enforced in accordance with the laws of the State of New Jersey.

                 25.6     Binding Effect; Assignment

                          (a)     This Agreement shall be binding upon and
inure to the benefit of the parties hereto and their respective heirs, administrators, executors, personal representatives, successors and permitted assigns.

                          (b)     This Agreement may be assigned by Buyer,
without Seller's prior written consent, but only to an affiliate of Buyer or to a partnership, joint venture, corporation or other entity in which Buyer has an interest, provided, however, no such assignment shall release Buyer from Buyer's obligations hereunder.

                          (c)     If an assignment of Buyer's interest in this
Agreement is made, the same shall not be valid or binding unless the assignee shall execute and deliver to Seller an agreement in from reasonably satisfactory to Seller wherein such assignee assumes and agrees to perform all obligations of Buyer under this Agreement both before and after Closing and duplicate originals of such assignment and assumption are delivered to Seller promptly after the execution and delivery thereof.

                          (d)     Without limiting any of the provisions of
this Agreement, no assignment of any rights hereunder shall be effective unless Buyer and each assignee comply timely with any requirements of any law or regulation applicable to the assignment transaction and unless Buyer or each assignee delivers to Seller at or before the Closing all applicable and necessary items as may be required in connection with the Closing or as a prerequisite to recording the Deed. In no event shall Buyer be entitled to any delay of the Closing Date by reason of Buyer's obligation to comply timely with the requirements of this Paragraph in the event of any such assignment.

                 25.7     No Third Party Beneficiaries

                          This Agreement does not create and is not intended to
create any rights in third parties, except for permitted assigns.

                 25.8     Deleted Prior to Execution

                 25.9     Acknowledgments By Buyer

                          (a)     Buyer acknowledges that it or its
representatives will have examined copies of all of the Lease Documents and contracts affecting the Property, as provided to Buyer by Seller, prior to the Closing. To the extent that there are any variations between the information set forth in this Agreement (and any Schedule annexed hereto) and such documents, the documents themselves shall control and Buyer agrees to accept the Property and to cause the Closing to occur, subject to all such variations, without any claim on the part of Buyer or reduction or limitation of Buyer under this Agreement, provided however, that nothing herein is intended to limit Buyer's remedies in the event of fraud and/or intentional, material misrepresentation on the part of the Seller.

                          (b)     Buyer further acknowledges that it or its
representatives have inspected the Property and, except as herein specifically provided, will accept the Property in its "as is" condition, as of the date hereof, reasonable wear and tear between the date hereof and the Closing excepted, it being understood that, except as specifically provided herein, Seller shall have no liability with respect to the physical condition of the Property at the Closing.

                 25.10    Inspection of Books and Records After
                          Closing

                          After the Closing, Buyer shall give Seller and its
representatives access, during normal business hours, and upon reasonable prior notice, to all of the Seller's books, accounts and records relating to the Property retained by Buyer (including the right, at Seller's expense, to make photostatic copies thereof) if necessary for Seller to develop information or obtain documents so as to comply with any order or directive of a governmental agency.

                 25.11    Adjustment of Claims Against Tenants

                          Buyer agrees that it will not, without the prior
written consent of Seller, which consent shall not be unreasonably withheld or delayed, withdraw, settle or otherwise compromise, any claim by or against any tenants in which Seller may have an interest or which withdrawal, settlement or compromise may affect the rights of Seller.

                 26. Estoppel Certificates; Development Approvals; Status of Permits and Licenses at Closing.

                          (a)     Seller shall expeditiously request and use
all reasonable efforts in good faith to obtain and deliver to Buyer on or prior to the Closing Date Estoppel Certificates (the "ESTOPPEL CERTIFICATES"), in the form annexed hereto as Exhibit "4", from (i) the Major Tenants and other tenants occupying in excess of 2500 square feet and (ii) from at least seventy five percent (75%) of the tenants occupying less than 2500 square feet dated not more than (a) forty-five (45) days before the Closing with respect to the Major Tenants and (b) with regard to the Satellite Tenants, thirty (30) days before the Closing. Seller shall not be required to obtain "fresh" Estoppel Certificates if the Closing is delayed due to Buyer's action, or if the tenant executes a written statement dated less than thirty (30) days before the Closing confirming that there has been no change from the facts set forth in such Estoppel Certificate. The failure to furnish the aforesaid Estoppel Certificates shall excuse Buyer's obligation to close, provided, however, that, in the event Buyer elects to close despite such non-compliance, Seller shall furnish the Buyer an affidavit, in the form annexed as Exhibit "5" (the "SELLER'S ESTOPPEL AFFIDAVIT"), with respect to the tenants from which an Estoppel Certificate has not been obtained, all representations and warranties contained in such Seller's Estoppel Affidavit to survive the Closing and conveyance of title to Buyer for a period of one (1) year, provided, however, that Seller in no event shall be required to provide a Seller's Estoppel Affidavit for any Major Tenant or any number of tenants in excess of what is required to be delivered in subparagraphs 26(a)(i) and (ii).

                          (b)     It is a condition to Buyer's obligations to
close title pursuant to this Agreement that Seller shall have obtained prior to Closing, at Seller's sole cost and expense, all required approvals and permits, all of which shall be final and non-appealable, i.e., the appeal period having run without objection (other than the building permits) from federal, state, county, municipal and regional agencies, bodies or officials (collectively, the "DEVELOPMENT APPROVALS") authorizing the construction of the approximately 21,000 square feet of additional space and related improvements (the "EXPANSION") as described on Exhibit "P" annexed hereto, such that, upon only the payment of the requisite fee, a building permit for the Expansion will issue without condition (other than, if applicable, any pre-building approval required of the plans and specifications for the building by the Chester building department). Seller covenants and agrees to diligently and in good faith pursue the obtaining of the Development Approvals at Seller's sole cost and expense. The Development Approvals shall be fully assignable by Seller to Buyer without cost and shall be so assigned and delivered by Seller to Buyer at Closing, together with (i) any and all site plans, blueprints, maps, sketches, drawings, soil reports and all other engineering data related to the Expansion that Seller has in its custody, possession or control and (ii) letters from the professionals involved in the development of the Expansion that all such documentation is assignable to Buyer, can be utilized by Buyer as if Buyer had directly engaged such professional and has been fully paid for. If, despite its diligent, good faith efforts as aforesaid, Seller shall not have obtained the Development Approvals on or before the Closing Date, then Buyer may, at its sole option, terminate this Agreement and thereafter the parties shall have no further liability to the other, except as expressly set forth herein, and except that Seller shall return the Deposit plus interest and reimburse Buyer the Reimbursement Amount. To the extent that any performance bond is required to be posted in connection with the Expansion prior to the Closing Date, Buyer shall use all reasonable efforts to obtain the same at Seller's cost, provided however, that upon the Closing, Buyer shall reimburse Seller for such costs.
If the Closing does not occur in accordance with the terms of this Agreement, Seller shall be responsible at its sole cost and for expense for replacing any such bond.

                          (c)     In no way limiting the provisions of
subparagraph 26(b) above and notwithstanding anything to the contrary, it is a further condition to Buyer's obligation to close title pursuant to this Agreement that, (i) as of the Closing Date, all permits, licenses and/or approvals which are in Buyer's good faith opinion necessary for the continued operation of the Property as a Shopping Center and its attendant use shall be in full force and effect and not subject to any pending revocation proceeding or a revocation proceeding threatened in writing and (ii) the Property is fully assessed and none of the Property is assessed as farmland as of the Closing Date.

                 27.      Letter of Non-Applicability of ECRA

                          27.1    Application to the NJDEPE for the Letter

                                  Promptly after the execution of this
Agreement Seller shall, at its sole cost and expense, apply to the NJDEPE for a Letter of Non-Applicability or De Minimus Quantity Exception with respect to the within sale with respect to the Environmental Clean-Up Responsibility Act ("ECRA") or any successor legislation and Seller shall diligently pursue the obtaining of the same. Buyer shall cooperate in the Application, if necessary, provided Buyer shall bear no expense and have no liability therefor. If Seller shall obtain such Letter of Non-Applicability or De Minimus Quantity Exception, Seller shall deliver the original to Buyer at Closing and a copy thereof to Buyer upon receipt by Seller. Seller shall, concurrently with its submission to the NJDEPE, provide Buyer with a copy of the submission to the NJDEPE and any affidavit offered in support thereof.

                          27.2    Consequences of Failure of Seller to
                                  Obtain the Letter

                                  If the Seller fails to obtain the Letter of
Non-Applicability or the De Minimus Quantity Exception within sixty (60) days from the date hereof, the Buyer may terminate this Agreement, except, that if Seller is continuing to diligently pursue the same at the expiration of said period, Seller shall be entitled to a reasonable extension of time, not to exceed fifteen (15) days. Seller shall not be required to alter any tenancies at the Property or spend any money other than for filing fees and legal fees in order to obtain the Letter of Non-Applicability or the De Minimus Quantity Exception. Should Seller fail to obtain the Letter of Non-Applicability or the De Minimus Quantity Exception prior to the expiration of such extension period, then Buyer shall have the right to terminate this Agreement and receive a return of the Deposit, together with payment of the Reimbursement Amount.

                 28.      No Impact on Mortgage

                          The parties hereto (i) acknowledge that the Buyer is
an affiliate, subsidiary or is otherwise related to the holder of the existing wraparound mortgage on the Property in the original principal amount of $13,000,000.00 (the "WRAP MORTGAGE"), which Wrap Mortgage shall be satisfied in full by Seller concurrently with the Closing hereunder, (ii) agree and confirm that nothing contained in this Agreement shall modify, amend or otherwise alter and/or in any manner be deemed to modify, amend or otherwise alter any of the terms and/or provisions of the Wrap Mortgage, including, without limitation, any right of first refusal in favor of the holder of the Wrap Mortgage, and/or the rights and power of the holder of the Wrap Mortgage, it being specifically agreed and understood that, until the Wrap Mortgage is satisfied in full in accordance with its terms, the holder thereof shall be entitled to exercise all rights and powers set forth therein and (iii) agree that no knowledge with respect to the Property shall be deemed imputed to Buyer as a result of the Wrap Mortgage.

         29.     Continued Certificate of Occupancy

                 If the Borough of Chester requires a so-called "Continued Certificate of Occupancy" or similar certificate upon the transfer of title contemplated herein, then the Seller shall, at its sole cost and expense, (but in no event in excess of the Cure Amount), obtain the same and deliver the same to Buyer at or prior to Closing. Seller shall be obligated, at its sole cost and expense, to make any and all repairs/replacements necessary in order to obtain such Continued Certificate of Occupancy. Notwithstanding the above, to the extent that any repairs/replacements are required in order for Seller to obtain the Continued Certificate of Occupancy, the same shall, for purposes of this Agreement, be treated as "VIOLATIONS" as described in paragraph 7.7(a) of this Agreement.

         30.     Roof Repairs

                 Seller represents and warrants to Buyer that, prior to the Closing Date, Seller shall, at its sole cost and expense, have completed and paid for in full certain roof repair work (the "ROOF WORK") as more particularly described on Schedule "N" annexed hereto. The Roof Work shall be or has been done by North West Roofing, Inc. (the "ROOF CONTRACTOR"). At or prior to Closing, Seller shall deliver to Buyer copies of (i) the invoices of the Roof Contractor, together with evidence of payment of the same in full and
(ii) either (a) waivers and/or releases of liens from the Roof Contractor and/or any subcontractors who may have performed the Roof Work or portions thereof or (b) an indemnity agreement from Seller with respect to any possible liens which may arise with respect to the performance of the Roof Work. In addition, it shall be a condition to Buyer's obligation to close title in accordance with the terms of this Agreement that, at Closing, Seller shall deliver to Buyer (i) the existing warranty with respect to the Roof Work and
(ii) a written acknowledgment from the company who issued such warranty that the warranty has been properly authorized for assignment to Buyer and upon such assignment, Buyer may look directly to such company with respect to the warranty.

         31.     Nat West Agreement

                 Seller shall cooperate with Buyer in all respects in order to provide Nat West with all of the financial and other information required to be provided to Nat West in accordance with the terms of the Nat West Agreement with respect to any calendar year (or portion thereof) in which Seller owned the Property. This obligation of Seller pursuant to this subparagraph shall survive the Closing in perpetuity.

         32.     Administrative Consent Order; Transfer of NJPDES Permit

                 (a)      Seller warrants and represents that:

                          (i) annexed hereto as Schedule "R" is a true, correct and complete copy of an administrative consent order (the "ACO") entered into between Seller and NJDEPE with respect to the sewage treatment plant at the Property;

                          (ii) Seller has not (A) entered into any amendment or modification of the ACO and/or (B) posted any bonds and/or other financial assurances with respect to the ACO and, to the best of its knowledge, has not been advised that any financial assurances are required now or in the future;

                          (iii) to the best of Seller's knowledge, other than the Existing Violation, Seller has in all respects complied with all of its obligations to be performed prior to the date hereof pursuant to the terms of the ACO;

                          (iv) other than the Existing Violation, Seller has not received notice from NJDEPE that Seller is in default under the terms of the ACO or that any other violation has occurred (other than the Existing Violation); and

                          (v) between the date hereof and Closing, Seller shall timely comply with all applicable provisions of the ACO.

                 (b) It shall be a condition to Buyer's obligation to close title pursuant to this Agreement that:

                          (i) At closing, Seller shall deliver to Buyer either (a) a letter from the NJDEPE advising Buyer that, as of the Closing Date, (i) all of the terms and provisions of the ACO required to have been complied with as of such date have been satisfactorily complied with, (ii) there are no outstanding defaults by Seller under the ACO and/or outstanding penalties and (iii) the ACO remains unmodified and in full force and effect or
                          (b)  an indemnity agreement from Seller
                          pursuant to which Seller agrees to indemnify, defend and hold Buyer, its successors and/or assigns, harmless from and against any and all loss, cost, liability and/or expense, including, without limitation, attorneys fees and costs, arising out of or relating to the performance of obligations under the ACO and/or violations under the ACO for periods prior to the Closing Date. Specifically excluded from this indemnity shall be (a) all costs and expenses for any bi-monthly progress report to be submitted pursuant to the terms of the ACO after the Closing Date even though the period covered by such report may include a period prior to the Closing
                          Date and (b) any violation of an interim enforcement effluent limitation provided the date of the monthly testing occurs subsequent to the Closing Date; and

                          (ii) Prior to the closing date, Seller shall, submit to Buyer proof reasonably satisfactory to Buyer that all required permits, authorizations and the like have been obtained from the NJDEPE with respect to the "NJPDES Permit Transfer" (as such term is hereinafter defined) and that the NJDPES
                          Permit remains in full force and effect.

                          (iii) At closing, Seller shall deliver to Buyer (i) any and all documents, reports and all other engineering information related to the ACO and/or the NJPDES Permit and/or the NJPDES
                          Permit Transfer that Seller has in its
                          custody, possession or control or that of its agents and/or managing agent and (ii) letters from the professionals involved in the ACO and/or the NJPDES Permit and/or the NJPDES
                          Permit Transfer that all such documentation is assignable to Buyer, can be utilized by Buyer as if Buyer had directly engaged such professional and has been fully paid for.

                 (c) Seller shall from the date hereof through the Closing Date promptly provide Buyer with copies of any and all submissions from Seller to the NJDEPE and/or correspondence between Seller and the NJDEPE with respect to the ACO and/or the NJPDES Permit Transfer.

                 (d) Buyer shall reasonably cooperate in order to provide Seller with all information required to gain NJDEPE's approval to transfer the NJDPES Permit to Buyer (the "NJPDES PERMIT TRANSFER"). This information shall include, but in no way be limited to, the following:

                 i. Names and addresses of new principal persons to be responsible for the operation of the NJPDES Permit and the sewage treatment plant;

                 ii. Names of persons upon whom legal service can be served;

                 iii. Anticipated date for transfer of NJPDES Permit responsibility;

                 iv. A notarized statement signed by the Buyer's principal officer stating that he/she has read the NJPDES Permit and certifies to abide by the conditions of the NJPDES Permit after Closing.

                 The above information shall be provided to Seller within fifteen (15) days of the date hereof in order for Seller to make a timely application to NJDEPE for the NJPDES Permit Transfer. The parties shall reasonably cooperate to provide all necessary and required information with respect to the NJPDES Permit Transfer.

                 (e) All transfers pursuant to this paragraph 32 shall be done at the sole cost and expense of Seller.

                 (f) Not less fifteen (15) days prior to closing, Seller shall deliver to Buyer, (i) Seller's notice to Buyer advising Buyer of the ACO and attaching a copy of the same and (ii) Seller's letter to NJDEPE (together with evidence of receipt of same by NJDEPE), sent by certified mail, return receipt requested, advising NJDEPE that notice of the ACO was forwarded to Buyer and attaching a copy of the same.

         IN WITNESS WHEREOF, the Buyer and Seller have executed and delivered this Agreement of Sale as of the date first above written.

                                  SELLER:
                                  MORRISTOWN-CHESTER PLAZA
                                  ASSOCIATES, L.P.

                                  BY:
                                     ----------------------

                                  BUYER:
                                  CHESTER PLAZA SHOPS, INC.

                                  BY:
                                     ----------------------

         The undersigned hereby executes this Agreement of Sale for the sole purpose of agreeing to act as "ESCROW AGENT" in accordance with the terms and provisions of this Agreement.

                                  BONDY & SCHLOSS

                                  BY:
                                     ----------------------

                         AMENDMENT TO AGREEMENT OF SALE


         THIS AMENDMENT TO AGREEMENT OF SALE (this "AMENDMENT") dated as of this 11th day of July, 1994 by and between MORRISTOWN-CHESTER PLAZA ASSOCIATES, L.P., a New Jersey limited partnership, having an address c/o J.D. Branmaur, Inc., 1776 Broadway, New York, New York 10019 ("SELLER") and CHESTER PLAZA SHOPS, INC., a Delaware corporation, having an address at c/o RPS Realty Trust, 733 Third Avenue, New York, New York 10017 ("BUYER").


                                  WITNESSETH:

         WHEREAS, Seller and Buyer are parties to a certain Agreement of Sale (the "AGREEMENT") dated as of May 20, 1993 with respect to, inter alia, the sale of certain premises commonly known as Chester Springs Shopping Center, Chester, New Jersey; and

         WHEREAS, Seller and Buyer mutually desire to amend the Agreement as more particularly set forth in this Amendment;


                                   AMENDMENT:

         NOW, THEREFORE, in consideration of the premises and the sum of Ten ($10.00) Dollars, Seller and Buyer hereby agree as follows:

         (1) The sum of "$19,300,000" set forth in paragraph 5.1 of the Agreement is deleted and the sum of "$18,095,624" is hereby inserted therefor.

         (2) The phrase "the sum of Nineteen Million Two Hundred Eighty Thousand Seven Hundred ($19,280,700) Dollars" appearing in paragraph 5.3 of the Agreement is deleted and the phrase "Eighteen Million Seventy Six Thousand Three Hundred Twenty Four ($18,076,324) Dollars" is inserted therefor.

         (3) Schedule "O" to the Agreement is deleted in its entirety and is replaced by Schedule "O" annexed hereto and made a part hereof.

         (4) Except as expressly amended by this Amendment, the Agreement remains unmodified and in full force and effect.

         IN WITNESS WHEREOF, the Buyer and Seller have executed and delivered this Amendment as of the date first above written.


                          MORRISTOWN-CHESTER PLAZA ASSOCIATES, L.P.

                          BY:
                               -------------------------
                               MICHAEL MILLER,
                               GENERAL PARTNER


                          CHESTER PLAZA SHOPS, INC.

                          BY:
                               -------------------------

                                  SCHEDULE "O"


The Purchase Price of $18,095,624.00 is to be applied as follows:


1.       Morgan Guaranty                                    $5,906,617.84
                                                            (Per diem after 7/1/94 of
                                                            $1,968.873)

2.       Morgan Guaranty Prepayment
         Penalty (1% of outstanding
         principal)                                         $59,066.18

3.       RPS Realty Trust Principal
         Amount                                             $7,000,000

4.       RPS Realty Trust Accrued
         Interest                                           $1,973,000

5.       RPS Realty Trust-All other
         accrued and unpaid amounts
         due under Wrap Mortgage as
         of Closing Date                                    $1,402,061.00 approximate

6.       To satisfy Third Mortgage                          $456,393.08 (to be
                                                            re-verified)

7.       Balance, if any, to or at
         the direction of Seller





                                       2